UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EAST COAST DIVERSIFIED CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	55-0840109
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

120 Interstate North Parkway SE, Suite 455 Atlanta, GA 30339-2150

(Address of principal executive offices) (Zip Code)

East Coast Diversified Corporation 2010 Incentive Stock Plan
(full title of the plan)

Kayode Aladesuyi
Chief Executive Officer and President

National Registered Agents, Inc. of NV
1000 East William Street, Suite 204,
Carson City, NV 89701

1-800-767-1553
(Telephone number, including area code, of agent for service)

With a copy to:

Sunny J. Barkats, Esq.,
Mark V. McLaughlin, Esq.,

JSBarkats PLLC
18 East 41st Street, 19th Floor
New York, NY 10017
Phone: (646) 502-7001
Fax: (646) 607-5544
www.jsbarkats.com

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	25,000,000	(1)	$0.02	$500,000	$35.65
Total	25,000,000		$0.02	$500,000	$35.65

(1)	Represents 25,000,000 shares of common stock issuable pursuant to the East Coast Diversified Corporation 2010 Incentive Stock Plan.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on September 23, 2010 of $0.02 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus meet the information requirements with respect to information set forth on a prospectus pursuant to Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”) as relevant for Form S-8.

Reoffer Prospectus: The material that follows Item 2, up to but not including Part II of this Registration Statement, of which the reoffer prospectus is a part, constitutes a "reoffer prospectus," prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of common shares which are deemed to be "control securities" or "restricted securities" under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.

Item 1.	Plan Information.

East Coast Diversified Corporation  ("we", "us", "the Company" or "ECDC") makes two types of grants under the East Coast Diversified Corporation 2010 Incentive Stock Plan: 1) options, and 2) stock awards and restricted stock purchase offers.

Option holders will execute an agreement with us evidencing the transfer of such option to such option holder.  All such option agreements will be approved by our board of directors or our Compensation Committee.  The purchase price of the stock underlying the options shall be no lower than the fair market value of such stock.  The fair market value of such stock shall be determined either by our board of directors in good faith or if there is a public market for our stock, the average of the bid and ask price on the date of the grant or if the closing price for our stock is listed on the NASDAQ National Market System, Small Cap Issue Market or other stock exchange, the closing price on such exchange on the date of grant.  Options are exercisable for a five (5) year period and in no event shall any option be exercisable after the tenth (10th) anniversary of the date that such option was granted; provided, however, that certain of our stockholders, who at the time that any such option is granted owns more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company shall have no more than five (5) years from the date that such option is granted to exercise such option.  The number of shares of stock covered by each outstanding option, and the exercise price for such option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of stock of the Company resulting from a stock split, stock dividend, combination, subdivision or reclassification of shares, or the payment of a stock dividend, or any other increase or decrease in the number of such shares affected without receipt or consideration by the Company.  This anti-dilution protection shall not protect against dilution from the conversion of any convertible securities.

Holders of stock awards shall execute a stock award agreement approved by either our board of directors or Compensation Committee.  Stock awards may be based on the fair market value of our stock or another specific valuation.  Holders of restricted stock purchase offers shall execute a restricted stock purchase offer agreement.  Such grants shall be subject to the holder’s continued association with us and any other condition specified by our board of directors or Compensation Committee.

Item 2.	Registrant Information and Incentive Stock Plan Annual Information.

We will provide to each holder of an option, stock award or restricted stock purchase offer a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Kayode Aladesuyi, Chief Executive Officer, President and Treasurer
120 Interstate Parkway SE, Suite 455, Atlanta, GA 30339-2150
Telephone: (404) 886-4836

REOFFER PROSPECTUS

EAST COAST DIVERSIFIED CORPORATION
3,500,000 Shares of
Common Stock

This reoffer prospectus relates to the sale of 3,500,000 shares of our common stock, $0.001 par value per share, that may be offered and resold from time to time by certain eligible participants and existing selling stockholders identified in this prospectus for their own account issuable upon exercise of currently outstanding stock options, stock awards or restricted stock purchase offers, which have been granted pursuant to the East Coast Diversified Corporation 2010 Incentive Stock Plan. It is anticipated that the selling stockholders will offer common shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock will be issued pursuant to options, stock awards or restricted stock purchase offers granted under the East Coast Diversified Corporation 2010 Incentive Stock Plan and will be "control securities" or "restricted stock" under the Securities Act before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purposes of registering the common stock under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol ECDCe. The closing sale price for our common stock on September 23, 2010 was $0.02 per share.

Investing in our common stock involves risks. See "Risk Factors" on page 3 of this reoffer prospectus. These are speculative securities.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three (3) month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 24, 2010.

Prospectus Summary

General Overview

Summary

The Company was incorporated under the laws of the State of Florida on May 27, 1994, under the name Plantastic Corp. to engage in the business of purchasing and operating a tree farm and nursery, which venture was unsuccessful. In March 1997, the Company amended its articles of incorporation, reorganized its capital structure and changed its name to Viva Golf, USA Corp., acquiring the assets of Viva Golf, USA Corp., a golf equipment marketing plan and other related assets.  This venture was also unsuccessful and the Company ceased those operations in 1998. In July 2003, the Company changed its name to East Coast Diversified Corporation from Lifekeepers International, Inc. and changed its state of incorporation to Nevada.

Acquisition and Divestiture of Miami Renaissance Group, Inc.

On April 26, 2006, the Company entered into a definitive Share Exchange Agreement (the "Agreement") to acquire 100% of the issued and outstanding shares of Miami Renaissance Group, Inc. ("MRG"), a privately-owned corporation incorporated in the State of Florida, in exchange for the issuance of 4,635,000 restricted shares of the Company’s common stock and 167,650 preferred stock designated as Series A Convertible Preferred Stock ("Preferred Stock"). The Company’s officers and directors, who did not own any shares of common stock of the Company prior to the Agreement, were also the majority shareholders of MRG. The Agreement was adopted by the unanimous consent of the Board of Directors of the Company and written consent of the holders of the majority of voting shares of the Company; and by unanimous consent of the Board of Directors of MRG and by written consent of the holders of the majority of the voting shares of MRG.

Pursuant to the Agreement, the Company issued a total of 4,635,000 shares of common stock and 158,650 shares of Preferred Stock to the shareholders of MRG in exchange for the 20,500,000 issued and outstanding shares of MRG. Following the closing of the Agreement, the shareholders of MRG owned 63.75% of the issued and outstanding shares of common stock of the Company.

The Company entered into a Stock Sale Agreement, dated as of February 20, 2008  (the “Stock Sale Agreement”), pursuant to which ECDC agreed to sell and MRG Acquisition Corp., a corporation, incorporated in the State of Delaware for the purposes of acquiring MRG agreed to acquire 100% of the capital stock of MRG (the “MRG Shares”), representing substantially all of the assets of ECDC, in consideration for the forgiveness of liabilities in the amount of $1,051,471 owed by ECDC to certain persons affiliated with MRG Acquisition Corp.

On September 30, 2009, the Company completed the sale of MRG following which its new business objective was to seek an operating company.

New Business Objectives of the Company

As a result of the sale of MRG, the Company no longer had any business operations and determined to direct its efforts and limited resources to pursue potential new business opportunities. During the period that the Company had no operations, there was only a limited trading market in the Company's shares. There can be no assurance that in the future there will be an active trading market for our common stock. In the event that an active trading market commences, there can be no assurance as to the market price of our shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

EarthSearch Transactions

On December 18, 2009, the Company's principal stockholders, Frank Rovito, Aaron Goldstein and Green Energy Partners, LLC (the "Sellers") entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Kayode Aladesuyi (the “Buyer”) pursuant to which the Sellers, owners of record and beneficially of an aggregate of 6,997,150 shares of common stock, par value $0.001 per share  of ECDC (the “Sellers’ Shares”), agreed to sell and transfer the Sellers’ Shares to the Buyer for total consideration of Three Hundred Thousand ($300,000) Dollars. The Purchase Agreement also provided that the Company would enter into a share exchange agreement with EarthSearch Communications International, Inc. ("EarthSearch").

On January 15, 2010, ECDC and EarthSearch executed a Share Exchange Agreement (the “Share Exchange Agreement”)  pursuant to which the Company agreed to issue 35,000,000 restricted shares to the shareholders of EarthSearch. Mr. Aladesuyi is the CEO, Chairman and control shareholder of EartherSearch.  On April 2, 2010 EarthSearch consummated all obligations under the Purchase Agreement and the Share Exchange Agreement. In accordance with the terms and provisions of the Purchase Agreement, the Company acquired one hundred percent of the outstanding equity of EarthSearch.  As a result of the execution and closing of the Purchase Agreement and Share Exchange Agreement, our principal business became the business of EarthSearch.

EarthSearch offers a portfolio of GPS devices, RFID interrogators, integrated GPS/RFID technologies and Tag designs. These solutions help businesses worldwide to increase asset management, provide safety and security, increase productivity, and deliver real-time visibility of the supply chain through automation.  EarthSearch is an international provider of Global Positioning Systems (GPS) and telemetric devices, applications and solutions for both consumer and commercial markets.  EarthSearch developed and created devices which feature the world’s first wireless communication between RFID and GPS technologies. These devices provide real-time visibility of assets and goods in transit as well providing specialized security applications for sea ports, shipyards, and power and energy plants. As of April 2, 2010, EarthSearch had 19 full time employees and 2 consultants that work on part-time basis.

EarthSearch GPS devices offer trucking fleet owners a suite of security, safety and convenience features for both consumer and commercial fleets. EarthSearch offerings such as AutoSearchGPS™, AutoSearchRFID and HALO are vehicle and supply chain management solutions.  The products are designed to be easily installed into any type of vehicle, including automobiles, construction equipment, trucks, buses and other mobile machinery. Customers can use these proprietary devices to address their specific needs, such as substantially reducing the risk of assets being lost, stolen or misrouted; managing a commercial vehicle or a fleet; and precisely track the location of their goods, inventory, and/or vehicles in real-time.

Additionally, EarthSearch has developed BusSafe - the first school bus security solution with integrated GPS/RFID technology. This unique solution is designed to provide real-time visibility and security of students traveling on scheduled school bus routes.  This unprecedented technology monitors the real-time status of students as they enter and exit school buses.  BusSafe can provide real-time alerts to parents and schools when a student gets on the bus or off the bus.  Alerts are sent should a student exit at the wrong bus stop, or should a student fail to get on or off the bus at a scheduled location. The BusSafe system provides real-time notification to parents with hand-held devices, such as smart phones.

The Offering

Common stock outstanding before the offering	52,018,639 shares.

Common stock offered by selling stockholders	3,500,000 shares

Common stock to be outstanding after the offering	55,518,639 shares

RISK FACTORS

We have sustained recurring losses since inception and expect to incur additional losses in the foreseeable future.

Our main operating subsidiary was formed in November 2003 and has reported annual net losses since inception. For our fiscal years ended December 31, 2009 and 2008, such operating subsidiary experienced losses of $1,473,225 and $1,216,483, respectively. Pursuant to our unaudited numbers for the six months ended June 30, 2010, we experienced a loss of $1,130,491.  Pursuant to our unaudited numbers, as of June 30, 2010, we had an accumulated deficit of $9,415,518. In addition, we expect to incur additional losses in the foreseeable future, and there can be no assurance that we will ever achieve profitability. Our future viability, profitability and growth depend upon our ability to successfully operate, expand our operations and obtain additional capital. There can be no assurance that any of our efforts will prove successful or that we will not continue to incur operating losses in the future.

We do not have substantial cash resources and if we cannot raise additional funds or generate more revenues, we will not be able to pay our vendors and will probably not be able to continue as a going concern.

Pursuant to our unaudited numbers, as of June 30, 2010, our available cash balance was $2,113. We will need to raise additional funds to pay outstanding vendor invoices and execute our business plan. Our future cash flows depends on our ability to enter into, and be paid under, contracts with merchants to provide our products to their customers. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments will be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other convertible securities, which will have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations.

Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets and the fact that we have not been profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

The limited history of our business makes it difficult to evaluate an investment in our Company.

Due to the early stage of our development, limited financial and other historical data is available for investors to evaluate whether we will be able to fulfill our business strategy and plans, including whether we will be able to achieve sales growth or meet our sales objectives.  Further, financial and other limitations may force us to modify, alter, or significantly delay the implementation of such plans.  Our anticipated investments include, but are not limited to, information systems, sales and marketing, research and development, distribution and fulfillment, customer support, and administrative infrastructure.  We may incur substantial losses in the future, making it extremely difficult to implement our business plans and strategies and sustain our then current level of operations.  Furthermore, no assurances can be given that our strategy will result in an improvement in operating results or that our operations will become profitable.

We have a working capital deficit, we may not be able to finance our operating needs and our auditors’ report expressed substantial doubt as to our ability to continue as a going concern.

Our current liabilities are currently greater than our current assets. Our ability to meet our operating needs depends in large part on our ability to secure third party financing. We cannot provide any assurances that we will be able to obtain financing. In connection with their audit report on our financial statements as of December 31, 2009, our independent certified public accountants expressed substantial doubt about our ability to continue as a going concern as such continuance is dependent upon our ability to raise sufficient capital.

Our business model is unproven and may ultimately prove to be commercially unviable.

Because of our limited history of operations, we are unable to predict whether our business model will prove to be viable, whether the actual demand we anticipate for our products and services will materialize, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future revenue streams and/or pricing levels will be sustainable.  There can be no assurances we will be able to achieve or sustain such revenue streams and/or pricing levels, the results of which could have a material, adverse effect on our business, financial condition, and results of operations.  Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control, including, among other things, the risks described herein.  Our likelihood of success must be considered in light of the problems, expenses, complications, delays, and disruptions typically encountered in forming a new management team, hiring and training new employees, expanding into new markets, application of GPS, telematics and wireless technology still in its infancy, and the competitive environment in which we intend to operate.

We will require significant additional capital to fulfill our business plan, and our failure to raise additional capital will have a material, adverse effect on our business, financial condition, and results of operations.

The development of our sales and marketing capabilities, product and service offerings, and business in general requires significant capital.  The amount of our future capital requirements depends primarily on the rate of client growth, the rate and extent of our current expansion plans, and results of operations.  There can be no assurances that unexpected circumstances (including failure to achieve anticipated cash flow) will not arise, requiring us to delay or abandon our development plans or seek additional financing.  There can also be no assurance that additional financing will be available when needed or, that it will be available on commercially acceptable terms.  If we are not able to obtain additional capital on acceptable terms, there is a risk that investors could lose their entire investment.  Moreover, additional equity financing, if obtained, could result in substantial dilution to investors in our Common Stock, and the terms of such additional equity financing may include liquidation and dividend preferences over the Common Stock, as well as superior voting rights and other advantages in comparison to the holders of and investors in our Common Stock.

Competition may increase in the GPS device market.

We may in the future compete for potential customers with companies not yet offering GPS devices. Competition in the GPS related industry may increase in the future, partly due to the potentially rebounding economic situation in the United States and internationally.  Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for major merchants.

We are dependent on Kayode Aladesuyi.  Our failure to retain Mr. Aladesuyi and/or attract new highly qualified members to our Company’s management team would adversely affect our ability to either remain in operation or continue to grow.

Our success to date has largely been attributable to the skills and efforts of Kayode Aladesuyi, our founder, Chief Executive Officer, President and Treasurer.  Continued growth and profitability will depend on our ability to strengthen our leadership infrastructure by recruiting and retaining qualified, experienced executive personnel.  Competition in our industry for executive-level personnel is fierce, and there can be no assurance that we will be able to hire and retain other highly skilled executive employees, or that we can do so on economically feasible or desirable terms.  The loss of Mr. Aladesuyi or our inability to hire and retain other such executives would have a material, adverse effect on our business, financial condition, and results of operations.  In addition, the other members of our management team do not have substantial, if any, experience in the telematics industry.

If we are unable to attract, train and retain highly qualified personnel, the quality of our services may decline and we may not successfully execute our internal growth strategies.

Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel. Qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. While we currently have available technical expertise sufficient for the requirements of our business, expansion of our business could require us to employ additional highly skilled technical personnel.

There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to secure and complete customer engagements and could harm our business.

We are exposed to risks associated with the ongoing financial crisis and weakening global economy, which increase the uncertainty of consumers purchasing products and/or services.

The recent severe tightening of the credit markets, turmoil in the financial markets, and weakening global economy are contributing to a decrease in spending by consumers.  If these economic conditions are prolonged or deteriorate further, the market for our products will decrease accordingly.

If we are not successful in the continued development, introduction, or timely manufacture of new products, demand for our products and services could decrease substantially.

We expect that a significant portion of our future revenue will be derived from sales of newly introduced products and services.  The market for our products and services is characterized by rapidly changing technology, evolving industry standards, and changes in customer needs.  Specifically, the GPS, telematics, and wireless industries are experiencing significant technological change and advancement, and the industry in which we operate may coalesce in support of one or more particular advanced technologies that our Company does not possess.  If we fail to modify or improve our products and services in response to changes in technology, industry standards or customer needs, our products and services could rapidly become less competitive or obsolete.  We must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products, and achieve market acceptance for such products.  However, there can be no assurance that development stage products will be successfully completed or, if developed, will achieve significant customer acceptance.

If we are unable to successfully develop and introduce competitive new products and services, and enhance our existing products and services, our future results of operations would be adversely affected.  Our pursuit of necessary technology may require substantial time and expense, and we may need to license new technologies to respond to technological change.  These licenses may not be available or desirable or contain acceptable terms. Development and manufacturing schedules for technology products are difficult to predict, and there can be no assurance that we will achieve timely initial customer shipments of new products.  The timely availability of these products in volume and their acceptance by customers are important to our future success.  We may experience delays in shipping certain of our products and, whether due to manufacturing delays, lack of market acceptance, delays in regulatory approval, or otherwise, they could have a material adverse effect on our business, financial condition, and results of operations.

We will derive a significant portion of our revenues from sales outside the United States, and numerous factors related to international business activities will subject us to risks that could, among other things, affect the demand for our products, negatively affecting our business, financial condition, or results of operations.

Part of our strategy will involve the pursuit of growth opportunities in a number of foreign markets.  If we are not able to maintain or increase international market demand for our products, services, and technologies, then we may not be able to achieve our financial goals.

In many foreign markets, barriers to entry are created by long-standing relationships between potential customers and their local providers and protective regulations, including local content and service requirements.  In addition, the pursuit of international growth opportunities requires significant efforts for an extended period before substantial revenues from these markets are realized.  Our business could be adversely affected by a variety of uncontrollable and changing factors, including:

●	Unexpected changes in legal or regulatory requirements;

●	Difficulty in protecting our intellectual property rights in a particular foreign jurisdiction;

●	Cultural differences in the conduct of business;

●	Difficulty in attracting qualified personnel and managing foreign activities;

●	Recessions in foreign economies;

●	Longer payment cycles for and greater difficulties collecting accounts receivable;

●	Export controls, tariffs, and other trade protection measures;

●	Fluctuations in currency exchange rates;

●	Nationalization, expropriation, and limitations on repatriation of cash;

●	Social, economic, and political instability;

●	Natural disasters, acts of terrorism, and war;

●	Taxation; and

●	Changes in laws and policies affecting trade, foreign investment, and loans.

We rely on third-party RFID devices we integrated with our product.  The loss or inability to maintain licenses with such third-parties could materially, negatively impact our business.

We currently rely upon certain software licensed from third-parties, including software that is integrated with our internally developed software and used to perform key functions.  Certain of these licenses, including our license with Google, are for limited terms and can be renewed only by mutual consent.  In addition, these licenses may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time.  There can be no assurance that such licenses will be available to us on commercially reasonable terms, if at all.  The loss of or inability to maintain or obtain licenses on such third-party software could result in the discontinuation of, or delays or reductions in, product shipments unless and until equivalent technology is identified, licensed, and integrated with our software.  Any such discontinuation, delay, or reduction would harm our business, results of operations, and financial condition.

In addition, the third-party licenses that we may need to acquire in the future may not be exclusive, and there can be no assurance that our competitors will not obtain similar licenses and utilize such technology in competition with us.  There can be no assurance that the vendors of certain technology that we may need to utilize in our products will be able to provide such technology in the form we require, nor can there be any assurance that we will be able to modify our own products to adapt to changes in such technology.  In addition, there can be no assurance that financial or other difficulties that may be experienced by such third-party vendors will not have a material adverse effect upon the technologies that may be incorporated into our products, or that, if such technologies become unavailable, we will be able to find suitable alternatives if we in fact need them.  The loss of, or inability to maintain or obtain, any such software licenses could potentially result in shipment delays or reductions until equivalent software can be developed, identified, licensed and integrated, and could harm our business, operating results, and financial condition if we ultimately need to rely on such software.

We have recently entered into a license agreement to license certain intellectual property, which we have previously used without charge.  The renewal fee to renew the license after the initial term may be too expensive for us to bear and the licensor may decide to terminate the license.

As of September 17, 2010, we entered into a license agreement with BBGN&A LLC, a Nevada limited liability company, to license for a five year renewable term certain key patents and a trademark.  Prior to entering into this license agreement, we had used this intellectual property without charge.  Despite our use of the intellectual property prior to executing this license agreement, we have never had any right, title or interest to this intellectual property.  We must pay a renewal fee prior to any renewal of this license agreement and we may not be able to afford any such renewal fee.  In addition, the licensor may terminate our license prior to the end of the initial term or any renewal term or the licensor may not agree to renew the license at the end of the initial term or any renewal term.  If any of these events occur, we will not have access to the intellectual property, which is required to conduct our business.

If we do not correctly anticipate demand for our products, we may not be able to secure sufficient quantities or cost-effective production of our products, or we could have costly excess production or inventories.

We expect that it will become more difficult to forecast demand as we introduce and support multiple products and as competition in the market for our products intensifies.  Significant unanticipated fluctuations in demand could cause the following problems in our operations:

●
If demand increases beyond what we forecast, we would have to rapidly increase production.  We would depend on suppliers to provide additional volumes of components, and those suppliers might not be able to increase production rapidly enough to meet unexpected demand.

●
Rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and supply of components and other expenses.  These higher costs could lower our profit margins.  Further, if production is increased rapidly, manufacturing quality could decline, which may also lower our profit margins.

●
If forecasted demand does not develop, we could have excess production resulting in higher inventories of finished products and components, which would use cash and could lead to write-offs of some or all of the excess inventories.  Lower than forecasted demand could also result in excess manufacturing capacity at our facilities, which could result in lower margins.

Our sales and gross margins for our products may fluctuate or erode.

Our sales and gross margins for our products may fluctuate from quarter to quarter due to a number of factors, including product mix, competition, and unit volumes.  In particular, the average selling prices of a specific product tend to decrease over that product’s life.  To offset such decreases, we intend to rely primarily on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products that incorporate advanced features and, therefore, can be sold at higher average selling prices.  However, there can be no assurance that we will be able to obtain any such yield improvements, or cost reductions, or introduce any such new products in the future.  To the extent that such cost reductions and new product introductions do not occur in a timely manner or our products do not achieve market acceptance, our business, financial condition, and results of operations could be materially, adversely affected.

We may not be able to protect our intellectual property rights against piracy or the infringement of the patents that we use  by third-parties due to the declining legal protection given to intellectual property.

Preventing unauthorized use or infringement of intellectual property rights that we use is difficult.  Piracy of our software represents a potential loss of significant revenue.  While this would adversely affect our revenue from the United States market, the impact on revenue from abroad is more significant, particularly in countries where laws are less protective of intellectual property rights.  Similarly, the absence of harmonized patent laws makes it more difficult to ensure consistent respect for patent rights.  Moreover, future legal changes could make defending our intellectual property rights even more challenging.  Continued enforcement efforts of our intellectual property rights may not affect revenue positively, and revenue could be adversely affected by reductions in the legal protection for intellectual property rights for software developers or by compliance with additional legal obligations impacting the intellectual property rights of software developers.

The loss of any member of our senior management team or a significant number of our managers could have a material adverse effect on our ability to manage our business.

Our operations depend heavily on the skills and efforts of our senior management team, our President and Chief Executive Officer. We will rely substantially on the experience of the management of our subsidiaries with regard to day-to-day operations. We face intense competition for qualified personnel, and many of our competitors have greater resources than we have to hire qualified personnel. The loss of any member of our senior management team or a significant number of managers could have a material adverse effect on our ability to manage our business.

Risks Relating to Our Organization and Our Common Stock

As of April 2, 2010, we became a consolidated subsidiary of a company that is subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability to grow.

As a result of the Stock Exchange, we became a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC (including reporting of the Stock Exchange) and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we remained privately held and did not consummate the Stock Exchange.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. In addition, if we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current and may adversely affect any market for, and the liquidity of, our common stock.

Public company compliance may make it more difficult for us to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because we became public by means of a Stock Exchange, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through the Stock Exchange. Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-Stock Exchange company.

We may not pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has not been a liquid trading market for our common stock. We cannot predict how liquid the market for our common stock might become. As soon as is practicable after becoming eligible, we anticipate applying for listing of our common stock on either the NYSE Amex Equities, The Nasdaq Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards for any of these exchanges, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remains quoted on the OTC Bulletin Board or is suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies and (iii) to obtain needed capital.

Our common stock is currently a “penny stock,” which may make it more difficult for our investors to sell their shares.

Our common stock is currently and may continue in the future to be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. Since our securities are subject to the penny stock rules, investors may find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, or upon the expiration of any statutory holding period under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	regulatory developments;

●	economic and other external factors; and

●	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Selling Stockholders

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders upon exercise of stock options, stock awards or restricted stock purchase offers if any. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Shares Beneficially Owned Prior To This Offering		Number of Shares That May Be Re-Offered Pursuant to the		Shares Beneficially Owned Upon Completion of the Offering
Name of Selling Shareholder *	Number (1)	Percent (2)	Prospectus		Number (1)	Percent (2)
Kayode Aladesuyi	12,000,000	23.06%	2,000,000	(3)	14,000,000	25.21%
Sunny Barkats	0	N/A	1,000,000	(4)	1,000,000	1.8%
Mark McLaughlin	0	N/A	300,000	(5)	300,000	**
Jay Yamamoto	0	N/A	200,000	(6)	100,000	**
_______________
* The address of Kayode Aladesuyi is 120 Interstate North Parkway SE, Suite 455 Atlanta, GA 30339-2150.  The address of Sunny Barkats, Mark McLaughlin and Jay Yamamoto is 18 East 41st Street, 19th Floor New York, NY 10017.

** An amount less than 1% of the outstanding share of common stock of the Company.

(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of common shares actually outstanding on September 24, 2010.

(2) Applicable percentage of ownership is based on 52,018,639 common shares outstanding prior to the offering and 55,518,639 common shares outstanding following the offering.

(3) Consists of 2,000,000 shares of common stock issued under the East Coast Diversified Corporation 2010 Incentive Stock Plan.

(4) Consists of 1,000,000 shares of common stock issued under the East Coast Diversified Corporation 2010 Incentive Stock Plan.

(5) Consists of 300,000 shares of common stock issued under the East Coast Diversified Corporation 2010 Incentive Stock Plan.

(6) Consists of 200,000 shares of common stock issued under the East Coast Diversified Corporation 2010 Incentive Stock Plan.

PLAN OF DISTRIBUTION
Timing of Sales

Under the East Coast Diversified Corporation 2010 Incentive Stock Plan, we are authorized to issue up to 25,000,000 shares of our common stock.

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times.  The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, none of the selling stockholders have any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling stockholders determine from time to time.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from either selling stockholder, or, if any such broker-dealer acts as agent for a purchaser of shares, from such purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with any selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for any selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder.

Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If any selling stockholder enters into an arrangement with a broker or dealer, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

Any selling stockholder and any broker-dealer or agent that participates with such selling stockholder in the sale of the common shares may be deemed to be an "underwriter" within the meaning of the Securities Act. In that event, any commissions received by such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

Each selling stockholder must comply with the requirements of the Securities Act and the Exchange Act of 1934 (the “Exchange Act”) in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of such selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as any selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, such selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common shares. These expenses are estimated to be $25,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common shares.

LEGAL MATTERS

The validity of the common shares has been passed upon by JSBarkats PLLC, New York, New York. www.jsbarkats.com.

EXPERTS

The consolidated financial statements of East Coast Diversified Corporation as of April 30, 2009 has been incorporated by reference herein and in the registration statement in reliance upon the report of KBL, LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

●	Reference is made to the Registrant's annual report on Form 10-K for the period ended April 30, 2009, as filed with the SEC on August 13, 2009, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s notification of inability to timely file Form 10-Q on Form NT 10-Q as filed with the SEC on September 14, 2009, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s quarterly report on Form 10-Q for the quarter ended July 31, 2009, as filed with the SEC on September 21, 2009.

●	Reference is made to the Registrant’s notification of inability to timely file Form 10-Q on Fom NT 10-Q as filed with the SEC on December 11, 2009, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s quarterly report on Form 10-Q for the quarter ended October 31, 2009, as filed with the SEC on January 5, 2010.

●	Reference is made to the Registrant’s current report on Form 8-K, as filed with the SEC on January 6, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s current report on Form 8-K as filed with the SEC on January 19, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s current report on Form 8-K as filed with the SEC on March 8, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s notification of inability to timely file Form 10-Q on Form NT 10-Q as filed with the SEC on March 16, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s quarterly report on Form 10-Q for the quarter ended January 31, 2010, as filed with the SEC on March 22, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s current report on Form 8-K as filed with the SEC on April 12, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s current report on Form 8-K as filed with the SEC on August 2, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s notification of inability to timely file Form 10-Q on Form NT 10-Q as filed with the SEC on August 16, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s current report on Form 8-K/A as filed with the SEC on September 22, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant's quarterly report on Form 10-Q for the period ended June 30, 2010, as filed with the SEC on September 23, 2010, which is hereby incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Kayode Aladesuyi, Chief Executive Officer and President, East Coast Diversified Corporation, 120 Interstate North Parkway SE, Suite 455 Atlanta, GA 30339-2150.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws indemnify any director, officer, employee or agent of the corporation against any and all legal expenses (including attorneys' fees), claims and/or liabilities arising out of any action, suit or proceeding, except an action by or in the right of the Company.  We may indemnify any person in a criminal matter where such person acted in good faith.  We will indemnify any person only upon the decision of the stockholders, a majority of a quorum of our independent directors, or independent legal counsel.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

EAST COAST DIVERSIFIED CORPORATION

3,500,000 COMMON SHARES

PROSPECTUS

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

●	Reference is made to the Registrant's annual report on Form 10-K for the period ended April 30, 2009, as filed with the SEC on August 13, 2009, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s notification of inability to timely file Form 10-Q on Form NT 10-Q as filed with the SEC on September 14, 2009, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s quarterly report on Form 10-Q for the quarter ended July 31, 2009, as filed with the SEC on September 21, 2009.

●	Reference is made to the Registrant’s notification of inability to timely file Form 10-Q on Form NT 10-Q as filed with the SEC on December 11, 2009, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s quarterly report on Form 10-Q for the quarter ended October 31, 2009, as filed with the SEC on January 5, 2010.

●	Reference is made to the Registrant’s current report on Form 8-K, as filed with the SEC on January 6, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s current report on Form 8-K as filed with the SEC on January 19, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s current report on Form 8-K as filed with the SEC on March 8, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s notification of inability to timely file Form 10-Q on Form NT 10-Q as filed with the SEC on March 16, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s quarterly report on Form 10-Q for the quarter ended January 31, 2010, as filed with the SEC on March 22, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s current report on Form 8-K as filed with the SEC on April 12, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s current report on Form 8-K as filed with the SEC on August 2, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s notification of inability to timely file Form 10-Q on Form NT 10-Q as filed with the SEC on August 16, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant’s current report on Form 8-K/A as filed with the SEC on September 22, 2010, which is hereby incorporated by reference.

●	Reference is made to the Registrant's quarterly report on Form 10-Q for the period ended June 30, 2010, as filed with the SEC on September 23, 2010, which is hereby incorporated by reference.

Item 4.	Description of Securities.

Dividend Policy

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our shares in the foreseeable future as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our Limited Liability Company Charter or Bylaws that restrict us from declaring dividends.

Capital Stock

We have authorized 200,000,000 common shares, par value $0.001 per share.

The holders of our common shares:

●	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors;

●	Are entitled to share ratably in all of our assets available for distribution to holders of common shares upon liquidation, dissolution or winding up of our affairs;

●	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

●	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The common shares are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or “pari passu”, each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our board of directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each common share of which such stockholder is the registered owner and may exercise such vote either in person or by proxy.

Non-cumulative Voting

Holders of common shares do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Item 5.	Interests of Named Experts and Counsel.

JSBarkats PLLC prepared this S-8 Registration Statement and prepared the East Coast Diversified Corporation 2010 Incentive Stock Plan.  In addition, JSBarkats PLLC has also acted as the Company’s primary legal counsel with respect to the Company’s corporate activities.  Sunny Barkats, Mark McLaughlin and Jay Yamamoto all work for JSBarkats PLLC and as compensation for such legal services and advice, they will receive an aggregate amount of  1,500,000 shares of the Company’s common stock under this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Our bylaws indemnify any director, officer, employee or agent of the corporation against any and all legal expenses (including attorneys' fees), claims and/or liabilities arising out of any action, suit or proceeding, except an action by or in the right of the company.  We may indemnify any person in a criminal matter where such person acted in good faith.  We will indemnify any person only upon the decision of the stockholders, a majority of a quorum of our independent directors, or independent legal counsel.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

EXHIBIT NUMBER	EXHIBIT

5.1	Opinion of JSBarkats PLLC

10.1	East Coast Diversified Corporation 2010 Incentive Stock Plan

23.1	Consent of KBL, LLP

23.2	Consent of JSBarkats PLLC is included in Exhibit 5.1

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),  (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized on September 24, 2010.

EAST COAST DIVERSIFIED CORPORATION

By:	/s/ Kayode Aladesuyi
Kayode Aladesuyi,
Chief Executive Officer and President

In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

By: /s/ Kayode Aladesuyi	Chief Executive Officer and President	September 24, 2010
Kayode Aladesuyi

By:/s/ Kayode Aladesuyi	Director	September 24, 2010
Kayode Aladesuyi

By: /s/ Frank Russo	Director	September 24, 2010
Frank Russo

By: /s/ Anis D. Sherali	Director	September 24, 2010
Anis D, Sherali

By: /s/ Alfred B. Ruhly	Director	September 24, 2010
Alfred B. Ruhly

By: /s/ Edward Eppel	Director	September 24, 2010
Edward Eppel